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                                                                    Exhibit 12.3

                         U.S. BANCORP AND SUBSIDIARIES
           COMPUTATION OF RATIOS ON A BEFORE ACCOUNTING CHANGE BASIS

                                                                Year Ended
                                                               December 31,
                                                                   1992
                                                               ------------
                                                              (In Thousands)

Income before cumulative effect of accounting changes         $   271,446
Less preferred dividend requirement                                (5,349)
                                                              -----------
Income before cumulative effect of accounting changes to
  common stock                                                $   266,097
                                                              ===========

Average common equity before accounting changes               $ 1,893,022
Adjustment for cumulative effect of accounting changes            (59,890)
                                                              -----------
Average common equity, adjusted for accounting changes        $ 1,833,132
                                                              ===========

Average assets                                                $25,335,202
                                                              ===========

Returns on a before accounting change basis
Return on average common equity                                     14.06%
Return on average assets                                             1.07%